Exhibit 2.1

 DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.1 is a part, Titan Medical Inc. (the “Company”, “we”, “us” or “our”) has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s common shares (the “Common Shares”).

Description of Common Shares

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles (the “Articles”), as amended, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

We have 111,202,690 Common Shares outstanding as of December 31, 2021, and we are authorized to issue an unlimited number of Common Shares, without par value.

Basic Rights of our Common Shares

The holders of Common Shares are entitled to receive notice of and to attend all annual and special meetings of the Company’s shareholders and to one vote in respect of each Common Share held at the record date for each such meeting. The holders of Common Shares are entitled, at the discretion of our board of directors, to receive out of any or all of the Company’s profits or surplus properly available for the payment of dividends, any dividend declared by our board of directors and payable by the Company on the Common Shares. The holders of the Common Shares will participate pro rata in any distribution of the assets of the Company upon liquidation, dissolution or winding-up or other distribution of the assets of the Company. Such participation will be subject to the rights, privileges, restrictions and conditions attached to any of the Company’s securities issued and outstanding at such time ranking in priority to the Common Shares upon the liquidation, dissolution or winding-up of the Company. Common Shares are issued only as fully paid and are non-assessable.

There are no provisions in our Articles discriminating against any existing or prospective shareholder as a result of such shareholder owning a substantial number of our Common Shares, and non-resident or foreign holders of our Common Shares are not limited in having, holding or exercising the voting rights associated with Common Shares. Also, no provision or rights exist in our Articles regarding our Common Shares in connection with exchange, redemption, retraction, purchase for cancellation, surrender or sinking or purchase funds.

Election of Directors

Each director holds office until our next annual general meeting or until his office is earlier vacated in accordance with our articles, corporate by-laws or with the provisions of the underlying corporate statute. There are no staggered terms for director elections and nor is cumulative voting for directors permitted.

Pre-emptive Rights

Our Common Shares do not contain any pre-emptive purchase rights to any of our securities.

Transferability of Common Shares

Our articles do not impose restrictions on the transfer of Common Shares by a shareholder.

Action(s) to change Rights attaching to our Common Shares

The rights, privileges, restrictions and conditions attaching to our shares are contained in our articles and such rights, privileges, restrictions and conditions may be changed by amending our articles. In order to amend our articles, the OBCA requires a resolution to be passed by a majority of not less than two-thirds of the votes cast by the shareholders entitled to vote thereon. In addition, if we resolve to make particular types of amendments to our articles, a holder of our shares may dissent with regard to such resolution and, if such shareholder so elects, we would have to pay such shareholder the fair value of the shares held by the shareholder in respect of which the shareholder dissents as of the close of business on the day before the resolution was adopted. The types of amendments that would be subject to dissent rights include without limitation: (i) to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of our shares; (ii) to add, remove or change any restriction upon the business that we may carry on or upon the powers that we may exercise; (iii) to amalgamate with another corporation in accordance with the OBCA; (iv) to continue under the laws of another jurisdiction in accordance with the OBCA; and (v) to sell, lease or exchange all or substantially all of our property other than in the ordinary course of our business in accordance with the OBCA.

Change of Control restrictions for our Common Shares

There are no provisions in our articles or by-laws that would have the effect of preventing a change in control of the Company.

Ownership disclosure threshold for our Common Shares

Neither our by-laws nor our articles contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. In addition, securities legislation in Canada requires that we disclose in our proxy information circular for our annual meeting and certain other disclosure documents filed by us under such legislation, holders who beneficially own more than 10% of our issued and outstanding shares.